Exhibit 99.1

Atea Pharmaceuticals Reports Fourth Quarter and Full Year 2025 Financial Results and

Provides Business Update

Advanced Global Phase 3 Program for Treatment of Hepatitis C Virus (HCV) in 2025 with Topline Results from North American C-BEYOND Trial Expected Mid-2026 and Topline Results from C-FORWARD Trial Outside North America Anticipated Year-End 2026

Presented Results Reinforcing Bemnifosbuvir/Ruzasvir as a Potential Best-in-Class Regimen for the Treatment of HCV at the 2025 EASL Congress and The Liver Meeting® 2025, the Annual Meeting of AASLD

Physician KOLs Underscored the Need for a New Optimized HCV Regimen to Address Treatment Paradigm Shifts, Including Test-and-Treat Model of Care

Expanded Antiviral Pipeline with New Hepatitis E Virus (HEV) Program; Lead Product Candidate AT-587 Expected to Enter Clinic Mid-2026

Company Holding Conference Call Today at 4:30 PM ET

BOSTON, Mass., March 5, 2026 – Atea Pharmaceuticals, Inc. (Nasdaq: AVIR) (Atea or Company), a late-stage clinical biopharmaceutical company engaged in the discovery and development of oral antiviral therapeutics for serious viral diseases, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided a business update.

“Our rigorous execution advancing our global Phase 3 HCV program and our unwavering resolve to address unmet clinical needs of patients with serious viral diseases is driven by our core strength in discovering and developing oral antiviral treatments,” said Jean-Pierre Sommadossi, PhD, Chief Executive Officer and Founder of Atea Pharmaceuticals. “In addition to presenting new results reinforcing the potential best-in-class profile of our HCV regimen, engagements with key opinion leaders highlighted the unmet needs of current HCV patients and their healthcare providers, and how our regimen is uniquely positioned to address them. We believe our regimen, if approved, has the ideal profile for the test-and-treat model of care, to expand HCV treatment in the US and help advance global HCV eradication.”

“In the year ahead, we remain focused on delivering topline results from our global Phase 3 HCV program and initiating clinical development of AT-587 for the treatment of HEV as we work to build a differentiated antiviral hepatitis franchise,” continued Dr. Sommadossi.

Advanced Global Phase 3 Program for Potential Best-in-Class HCV Regimen with Strong Execution Setting the Stage for Topline Results in 2026

Atea continues to advance its global Phase 3 program evaluating the fixed-dose combination (FDC) of bemnifosbuvir (BEM) and ruzasvir (RZR) for the treatment of chronic HCV. The global Phase 3 program consists of two open-label controlled trials: C-BEYOND in North America and C-FORWARD outside North America. In 2025, Atea advanced enrollment across both trials. The Company completed C-BEYOND enrollment in December 2025 with over 880 patients and C-FORWARD is expected to complete enrollment mid-2026. C-BEYOND topline results are expected mid-2026 and C-FORWARD topline results are anticipated around year-end 2026.

The primary endpoint for each trial is HCV RNA < lower limit of quantitation (LLOQ) at 24 weeks from the start of treatment and encompasses sustained virologic response 12 weeks post-treatment (SVR12) in each arm. Measurement at 24 weeks from the start of treatment is to ensure the primary endpoint measurement occurs at the same relative timepoint from the start of treatment in all patients. The primary endpoint will be assessed in the modified intent-to-treat population in C-BEYOND and in the per-protocol population in C-FORWARD.

Last year, the Company presented several datasets supporting the potential best-in-class profile of BEM/RZR, including results presented at the EASL Congress 2025 and The Liver Meeting® 2025, the annual meeting of AASLD. Key data included:

•	In the Company’s Phase 2 clinical study (n=275), the 8-week regimen of BEM/RZR achieved 98% SVR12 in the per-protocol, treatment-adherent population and 95% SVR12 in the efficacy-evaluable population.

•	Resistance analyses demonstrated a high barrier to resistance, with no meaningful impact of baseline resistance associated substitutions on antiviral activity or clinical response.

•

Phase 1 studies showed the potential commercial FDC tablet had high relative bioavailability and can be administered with or without food. The Phase 1 studies also showed that the FDC tablets can be administered concomitantly with H2-blockers (famotidine).

•

Drug-drug interaction (DDI) studies indicated a low risk of clinically meaningful DDIs, including no interaction between BEM and RZR and a standard human immunodeficiency virus (HIV) treatment, supporting the potential use of BEM/RZR in HCV patients co-infected with HIV. Data also demonstrated no need for dose adjustment of BEM in patients with hepatic or renal impairment.

In addition, recent data demonstrate a low risk of DDIs with proton pump inhibitors.

Atea also presented recent findings supporting a differentiated antiviral mechanism profile. BEM has an established mechanism of inhibition of HCV RNA leading to chain termination, blocking viral production and replication inside the host cell. However, modeling of HCV viral kinetics from a Phase 1 study suggests that BEM may also inhibit the assembly/secretion of new HCV virions into the bloodstream, significantly reducing extracellular HCV RNA. These findings may further explain the high antiviral potency of the regimen of BEM/RZR.

Physician Key Opinion Leaders (KOLs) Support Need for New HCV Treatment Optimized for Test-and-Treat Model of Care

Last year, Atea hosted two dedicated KOL events: a virtual panel in May featuring six physician leaders from US, Canada and EU, with expertise in hepatology, gastroenterology, infectious diseases and HCV treatments. The panel reviewed the Company’s Phase 2 clinical trial results and discussed what an optimized HCV treatment such as the BEM/RZR regimen could provide for prescribers and patients. During another KOL event in November, which included a panel of four physicians with HCV expertise, the panel discussed current HCV treatment challenges, the value of early diagnosis and treatment, and public policy initiatives including the test-and-treat model of care, along with what attributes are necessary for a novel therapy to advance HCV disease eradication goals. The test-and-treat model of care reduces treatment barriers through rapid diagnosis and immediate initiation of treatment following a positive HCV test result.

KOL viewpoints from discussions in these forums – combined with results from independent quantitative market research conducted by IQVIA for the Company – underscored how the growing adoption of the test-and-treat model of care increases the need for HCV regimens with profiles that combine high efficacy with practical, enhanced real-world usability. The KOLs noted how BEM/RZR fits this desired profile by offering a short treatment duration, low risk of DDIs and dosing convenience with no food effect.

Expanded Antiviral Pipeline with HEV Program, Advancing to Clinical Development Mid-2026

In late 2025, Atea announced the expansion of its antiviral pipeline into HEV. Atea identified two novel, proprietary development candidates, AT-587 and AT-2490, which showed potent nanomolar antiviral activity in vitro against HEV genotypes 1 and 3. The Company selected AT-587 as the lead product candidate and anticipates that clinical development of AT-587 will begin in mid-2026 following the completion of investigational new drug (IND)/clinical trial application (CTA) enabling studies.

Data Presented at CROI 2026 Support AT-587 as Potential First-in-Class Inhibitor for Treatment of HEV

Last month, Atea presented in vitro results showing the promising antiviral profiles of AT-587 and AT-2490 for the treatment of HEV infection, a single-stranded RNA virus that primarily infects liver cells, during the Conference on Retroviruses and Opportunistic Infections (CROI).

In vitro results demonstrated AT-587 – the lead product candidate for the Company’s HEV program – and AT-2490 were potent inhibitors of HEV replication. AT-587 and AT-2490 were 30-150-fold more potent against HEV compared with sofosbuvir and ribavirin. Analyses showed the two compounds were also active against other viruses, including all flaviviruses tested, rubella and chikungunya. Antiviral activity of AT-587 and AT-2490 in the tissue of interest, human liver cells, was indicated by the formation of high amounts of active metabolite of each compound. Neither compound showed any toxicity.

HEV, the causative agent of hepatitis E, is an increasing public health concern. In developing regions waterborne transmission of genotypes 1 and 2 causes mostly acute self-limiting hepatitis. Conversely, in industrialized countries, especially in the US and Europe, foodborne transmission of predominantly genotype 3 causes chronic hepatitis in immunocompromised patients, which can lead to cirrhosis in three to five years. There is a growing number of immunocompromised patients, a population that includes solid organ transplant and hematopoietic stem cell transplant recipients and patients with hematologic malignancies such as multiple myeloma. Each year, in the US and Europe, 3% of the approximately 450,000 patients who have these underlying medical conditions are at risk of developing chronic HEV. There is currently no approved antiviral therapy for HEV, and current off-label treatments have limited efficacy and tolerability, underscoring a clear and urgent unmet medical need.

Fourth Quarter and Full Year 2025 Financial Results

Cash and Investments: $301.8 million at December 31, 2025 compared to $454.7 million at December 31, 2024.

Research and Development Expenses: Research and development expenses were $47.8 million and $148.0 million for the fourth quarter and full year 2025, respectively, compared to $25.7 million and $144.1 million for the corresponding periods in 2024. The net increase was partially driven by an increase in external spend for our HCV Phase 3 clinical development including the purchase of comparator drug and expense related to the achievement of a milestone under the Merck License Agreement. The increase was partially offset by lower external spend related to the COVID-19 program which was concluded in 2024 and lower internal research and development expenses primarily related to a decrease in stock-based compensation and payroll-related expense in the year ended December 31, 2025.

General and Administrative Expenses: General and administrative expenses were $7.1 million and $32.9 million for the fourth quarter and full year ended December 31, 2025, respectively, compared to $13.4 and $48.8 million for the corresponding periods in 2024. The net decrease was primarily related to lower stock-based compensation expense, partially offset by increased professional fees.

Interest Income and Other, Net: Interest income and other, net was $3.3 million and $16.4 million for the fourth quarter and full year 2025, respectively, compared to $5.7 million and $25.5 million for the corresponding periods in 2024. The net decrease was primarily due to lower investment balances.

Income Taxes: We recorded an income tax benefit of $6.8 million and $6.2 million for the fourth quarter and full year ended December 31, 2025, respectively, compared to income tax expense of $0.2 million and $0.9 million for the corresponding periods in 2024. The net benefit was primarily the result of recognition of previously unrecognized tax benefits following a lapse in the statute of limitations.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating expenses
Research and development	$47,818	$25,671	$148,024	$144,101
General and administrative	7,116	13,355	32,863	48,849

Total operating expenses	54,934	39,026	180,887	192,950

Loss from operations	(54,934)	(39,026)	(180,887)	(192,950)
Interest income and other, net	3,299	5,708	16,376	25,490

Loss before income taxes	(51,635)	(33,318)	(164,511)	(167,460)
Income tax benefit (expense)	6,768	(225)	6,162	(925)

Net loss	$(44,867)	$(33,543)	$(158,349)	$(168,385)

Other comprehensive loss
Unrealized (loss) gain on available-for-sale investments	(64)	(408)	(59)	26

Comprehensive loss	$(44,931)	$(33,951)	$(158,408)	$(168,359)

Net loss per share - basic and diluted	$(0.57)	$(0.40)	$(1.94)	$(2.00)

Weighted-average number of common shares - basic and diluted	78,126,796	84,463,059	81,495,352	84,264,715

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$301,830	$454,721
Working capital(1)	271,207	443,752
Total assets	315,218	464,668
Total liabilities	39,784	25,801
Total stockholder’s equity	275,434	438,867

(1)

Atea defines working capital as current assets less current liabilities. See the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2025 for further detail regarding its current assets and liabilities.

Conference Call and Webcast

Atea will host a live conference call and audio webcast today, Thursday, March 5, 2026, at 4:30 p.m. ET, to report financial results for the fourth quarter and full year 2025 ended December 31, 2025, and to provide a business update.

To access the live conference call, participants may register here. The live audio webcast of the call will be available under “Events and Presentations” in the Investor Relations section of the Atea Pharmaceuticals website at ir.ateapharma.com. To participate via telephone, please dial 1-877-300-8521 (U.S.) or 1-412-317-6026 (International) and use conference ID number 10206566.

An archive of the audio webcast will be available on Atea’s website approximately two hours after the conference call ends and will remain available for at least 90 days following the event.

About HCV

HCV is a blood-borne, positive-sense, single-stranded (ss) RNA virus that primarily infects liver cells. HCV is a leading cause of chronic liver disease and liver transplants, spreading via blood transfusion, hemodialysis and needle sticks, with approximately 240,000 deaths occurring each year. Despite the availability of DAAs, HCV continues to be a significant global healthcare issue. An estimated 50 million people worldwide are chronically infected with HCV and there are approximately one million new infections each year. In the US, approximately four million people are estimated to have HCV with annual new infections outpacing treatment rates. HCV infections in the US predominate in patients in the age group between 20 and 49 years old, and it is estimated that less than 10% of HCV-infected patients in the US have cirrhosis. Chronic HCV infection is the leading cause of liver cancer in the US, Europe and Japan.

About HEV

HEV is a positive-sense, single-stranded RNA virus which infects the liver and remains an under-recognized global health challenge with an estimated 20 million infections annually. Waterborne transmission of genotypes 1 and 2 causes mostly acute self-limiting hepatitis in developing regions, whereas foodborne transmission of genotype 3 predominates in the US and Europe and causes chronic hepatitis in immunocompromised patients, which can lead to cirrhosis in three to five years. There is a growing number of immunocompromised patients, a population that includes solid organ transplant and hematopoietic stem cell transplant recipients and patients with hematologic malignancies such as multiple myeloma. Each year, in the US and Europe, 3% of the approximately 450,000 patients who have these underlying medical conditions are at risk of developing chronic HEV. There is currently no approved antiviral therapy for HEV, and current off-label treatments have limited efficacy and tolerability, underscoring a clear and urgent unmet medical need. Atea’s initial HEV clinical efforts will focus on developing AT-587 for the treatment of immunocompromised patients with chronic HEV.

About Atea Pharmaceuticals

Atea is a late-stage clinical biopharmaceutical company focused on discovering, developing and commercializing oral antiviral therapies to address the unmet medical needs of patients with serious viral infections. Leveraging Atea’s deep understanding of antiviral drug development, nucleos(t)ide chemistry, biology, biochemistry and virology, Atea has built a proprietary nucleos(t)ide prodrug platform to develop novel product candidates to treat single-stranded ribonucleic acid, or ssRNA, viruses, which are a prevalent cause of serious viral diseases. Atea plans to continue to build its pipeline of antiviral product candidates by augmenting its nucleos(t)ide platform with other classes of antivirals that may be used in combination with its nucleos(t)ide product candidates. Atea’s Phase 3 program is evaluating the FDC regimen of BEM, a nucleotide analog polymerase inhibitor, and RZR, an NS5A inhibitor, to treat HCV. Atea anticipates completing IND/CTA enabling studies and initiating clinical development of AT-587, a nucleotide analog, for the treatment of HEV in mid-2026. For more information, please visit www.ateapharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to statements regarding the potential best-in-class profile of the BEM/RZR regimen for the treatment of HCV, the potential opportunity to advance efforts to eradicate HCV, the potential to develop a product for the treatment of HEV, anticipated milestone events and timelines for clinical trials including the timeline for readout of the HCV Phase 3 clinical trials results and initiation of the HEV clinical development, future results of operations and business strategy. When used herein, words including “expected,” “should,” “anticipated,” “believe,” “will,” “plans”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Atea’s current expectations and various assumptions. Atea believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Atea may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, uncertainties inherent in the drug discovery and development process and the regulatory submission or approval process, unexpected or unfavorable safety or efficacy data or results observed during clinical trials or in data readouts; delays in or disruptions to clinical trials or our business; our reliance on third parties over which we may not always have full control; our ability to manufacture sufficient commercial product; competition from approved treatments for HCV; dependence on the success of Atea’s most advanced product candidates, in particular the BEM/RZR regimen for the treatment of HCV; as well as the other important factors discussed under the caption “Risk Factors” in Atea’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 as such factors may be updated from time to time in its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Atea may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing Atea’s views as of any date subsequent to the date of this press release.

Contacts

Jonae Barnes

SVP, Investor Relations and Corporate Communications

617-818-2985

Barnes.jonae@ateapharma.com

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com